Exhibit 3.1

CERTIFICATE OF ELIMINATION

OF

SERIES A JUNIOR PARTICIPATING PREFERRED STOCK

OF

IES HOLDINGS, INC.

(Pursuant to Section 151(g) of the General Corporation Law of the State of Delaware)

IES Holdings, Inc. (the “Company”), a corporation organized and existing under the General Corporation Law of the State of Delaware (the “DGCL”), in accordance with the provisions of Section 151(g) of the DGCL, hereby certifies as follows:

FIRST: Pursuant to the authority granted to and vested in the Board of Directors of the Company (the “Board of Directors”) in accordance with the DGCL and the provisions of the Company’s Second Amended and Restated Certificate of Incorporation, as amended to date (the “Certificate of Incorporation”), the Board of Directors previously adopted resolutions creating and authorizing the issuance of 100,000 shares of Series A Junior Participating Preferred Stock (the “Series A Preferred Stock”) of the Company having the rights, powers and preferences set forth in the Company’s Certificate of Designation of Series A Junior Participating Preferred Stock, filed with the Secretary of State of the State of Delaware on January 28, 2013 (the “Certificate of Designation”).

SECOND: No shares of Series A Preferred Stock are outstanding and no shares of Series A Preferred Stock have been issued subject to the Certificate of Designation.

THIRD: Pursuant to the authority granted to and vested in the Board of Directors in accordance with the DGCL and the provisions of the Certificate of Incorporation, the Board of Directors adopted the following resolutions on May 7, 2021 (the “Resolutions”), in connection with the Board of Directors’ authorization and approval of the amendment (the “Amendment”) and accelerated termination (the “Accelerated Termination”) of the Company’s Tax Benefit Protection Plan Agreement, dated November 8, 2016, by and between the Company and American Stock Transfer & Trust Company, LLC, as rights agent (the “NOL Rights Plan”):

NOW THEREFORE, LET IT BE RESOLVED, that the Board hereby authorizes and approves the Amendment and the Accelerated Termination of the NOL Rights Plan; and

FURTHER RESOLVED, that the executive officers of the Company (collectively, the “Authorized Officers”) be, and each of them hereby is, authorized, empowered and directed, in the name of and on behalf of the Company, to execute and deliver the Amendment, in substantially the form attached hereto as Exhibit A, with such changes, modifications, additions and deletions as any Authorized Officer executing the Amendment may determine to be appropriate, such determination to be conclusively evidenced by such Authorized Officer’s execution and delivery of the Amendment; and

FURTHER RESOLVED, that the Authorized Officers be, and each of them hereby is, authorized, empowered and directed, in the name and on behalf of the Company, to file or cause to be filed a Certificate of Elimination, Form 15 and one or more Form 8-Ks as may be required or advisable in connection with the Amendment and the Accelerated Termination of NOL Rights Plan, as applicable, and the deregistration and elimination of the preferred share purchase rights and Series A Preferred Stock, respectively, in connection therewith; and

FURTHER RESOLVED, that the Authorized Officers, be, and each of them hereby is, authorized, directed and empowered, in the name and on behalf of the Company, to do and perform, or cause to be done and performed, all such other acts, deeds and things, to make, execute, and deliver, or cause to be made, executed, and delivered, all such other agreements, undertakings, documents, instruments and certificates, including the certificate contemplated by Section 26 of the NOL Rights Plan, as such Authorized Officer(s) deem necessary or appropriate to effectuate or carry out fully the purpose and intent of the foregoing resolutions, including the performance of the obligations of the Company under any agreement referred to herein or contemplated hereby, in each case, as conclusively evidenced by the taking of such action or the execution and delivery of such agreement, undertaking, document, instrument or certificate, as the case may be, by or under the direction of any Authorized Officer; and

FURTHER RESOLVED, that all acts, transactions or agreements undertaken by any of the Authorized Officers prior to the adoption of these resolutions, and in connection with or furtherance of any of the foregoing matters, be, and hereby are, adopted, approved, ratified and confirmed in all respects and for all purposes as the validly authorized acts and deeds of the Company.

FOURTH: In accordance with the foregoing Resolutions and Section 151(g) of the DGCL, all matters set forth in the Certificate of Designation with respect to the Series A Preferred Stock be, and hereby are, eliminated from the Certificate of Incorporation.

FIFTH: All shares of Series A Preferred Stock shall resume the status of authorized but unissued and undesignated shares of the Company’s preferred stock, par value $.01 per share.

IN WITNESS WHEREOF, the Company has caused this Certificate of Elimination to be acknowledged as true in its corporate name and executed by its duly authorized officer this 24th day of March, 2021.

IES HOLDINGS, INC.

By:	/s/ Mary K. Newman
Name:	Mary K. Newman
Title:	Vice President, General Counsel and
Corporate Secretary